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FOR IMMEDIATE RELEASE



Contact: Alan C. Dahl
         Chief Financial Officer
         (770) 698-9040

          CENTENNIAL HEALTHCARE CORPORATION ANNOUNCES DEFINITIVE MERGER
           AGREEMENT WITH AFFILIATE OF E.M. WARBURG, PINCUS & CO., LLC

ATLANTA, Georgia (February 25, 2000) - Centennial HealthCare Corporation (Nasdaq/NM:CTEN) today announced that Centennial and an affiliate of E.M. Warburg, Pincus & Co., LLC ("Warburg Pincus"), have entered into a definitive merger agreement providing for the purchase of Centennial for cash consideration of $5.50 a share. A special committee composed of independent directors recommended the transaction to Centennial's Board of Directors.

The Warburg Pincus affiliate will commence a cash tender offer to purchase all of the outstanding shares of Centennial's common stock. The tender offer will be contingent on the affiliate receiving a minimum of 68.5% of the outstanding shares. Centennial's executive management and private equity shareholders representing approximately 43% of the Company's outstanding shares will become shareholders of the affiliate, and have agreed to vote their shares in favor of the transaction. J. Stephen Eaton will remain Chairman and Chief Executive Officer. The tender offer will not be subject to a financing contingency but will require approval of certain of the Company's lenders, lessors and governmental authorities and certain amendments to the Company's existing credit facility.

The merger agreement prohibits Centennial and its representatives from soliciting, encouraging, or participating in any discussions regarding, or otherwise facilitating any other proposal to acquire Centennial or a material amount of its stocks or assets. However, Centennial may engage in discussions with other entities that deliver an unsolicited written proposal that is reasonably likely to result in an offer that is superior to the proposed transaction with Warburg Pincus and may enter into an agreement based on the proposal.

Centennial's Chairman and Chief Executive Officer, Mr. J. Stephen Eaton, stated:
"We believe the offer made by Warburg Pincus represents an excellent opportunity for shareholder liquidity at a 87% premium to yesterday's closing price in the continuing depressed market for long-term care company stocks. Since the inception of our Company, we have built a strong platform of experienced management, dedicated employees and quality healthcare facilities. We believe this transaction is in the best interests of all the Company's constituents - our shareholders, our employees, and our facility residents and their families - as we continue to navigate through an uncertain long-term care environment."

Warburg Pincus is a major global private equity investment firm that has invested more than $9 billion in over 300 companies across a broad range of industries since 1971.



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Centennial HealthCare Corporation, headquartered in Atlanta, Georgia, provides a broad range of long-term care services to meet the medical needs of elderly and post-acute patients. The Company currently operates 100 owned, leased and managed skilled nursing facilities located in 21 states and the District of Columbia. In addition, through its subsidiaries, the Company provides comprehensive rehabilitation services and home healthcare services.

THIS ANNOUNCEMENT IS NEITHER AN OFFER TO PURCHASE NOR A SOLICITATION OF AN OFFER TO SELL SHARES OF THE COMPANY. AT THE TIME THE OFFER IS COMMENCED, WARBURG PINCUS WILL FILE A TENDER OFFER STATEMENT WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION AND CENTENNIAL WILL FILE A SOLICITATION/RECOMMENDATION STATEMENT WITH RESPECT TO THE OFFER. THE TENDER OFFER STATEMENT (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND OTHER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT WILL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER. THE OFFER TO PURCHASE, THE RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER DOCUMENTS, AS WELL AS THE SOLICITATION/RECOMMENDATION STATEMENT, WILL BE MADE AVAILABLE TO ALL SHAREHOLDERS OF CENTENNIAL, AT NO EXPENSE TO THEM. THE TENDER OFFER STATEMENT (INCLUDING THE OFFER TO PURCHASE, THE RELATED LETTER OF TRANSMITTAL AND ALL OTHER OFFER DOCUMENTS FILED WITH THE COMMISSION) AND THE SOLICITATION/RECOMMENDATION STATEMENT WILL ALSO BE AVAILABLE AT NO CHARGE AT THE COMMISSION'S WEBSITE AT WWW.SEC.GOV.

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